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                                                                    Exhibit 10.5

                      NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

This Non-Exclusive Distributor Agreement ("this Agreement"), effective as of the date of the latest signature below (the "Effective Date") is entered into by SCOTT MEDICAL PRODUCTS ("Scott"), located at 6141 Easton Road, Plumsteadville, Pennsylvania 18949-0310, and ESCALON OPTHALMIC, INC. ("Escalon"), located at 351 Easton Conestoga Road, Wayne, PA 19087.

                                    RECITALS

A. Scott and Escalon are parties to a Distributorship Agreement, dated as of September 8, 1992 (the "Former Agreement"), which the parties desire to terminate.

B. Scott and Escalon desire to enter into this Agreement to allow Escalon the non-exclusive right to distribute products manufactured by Scott Medical Products. The products covered in this agreement ("Products") are limited to those products set forth in Exhibit A attached hereto and made a part hereof, as amended from time to time pursuant to Section 2.7.

THEREFORE, in consideration of the mutual promises contained in the following provisions, and intending to be legally bound by this Agreement, the parties agree as follows:

                  ARTICLE I -- TERMINATION OF FORMER AGREEMENT

1.1 Termination. The Former Agreement is hereby terminated effective as of the Effective Date. In connection with the termination of the Former Agreement, the parties agree that:

     (a.) Any products ordered by Escalon under the Former Agreement and not shipped by Scott prior to the Effective Date shall be deemed to have been ordered under this Agreement and shall be shipped by Scott and paid for by Escalon in accordance with the terms of this Agreement.

     (b.) Any products shipped by Scott under the Former Agreement and not paid for by Escalon as of the Effective Date shall be paid for by Escalon in accordance with the pricing and terms current at the time the product was shipped.

1.2 Release. In consideration of the execution and delivery by Scott of this Agreement, and the rights granted to Escalon in this Agreement, Escalon does hereby, for itself, its affiliates, successors and assigns, release, disclaim and discharge any and all manner of actions and causes of action, suits, debts, accounts, covenants, contracts, agreements, damages, claims, demands and liabilities whatsoever, of every name and nature, in law or equity, or otherwise (any of the foregoing, a "Claim"), which any of them ever had, now have, or which they hereafter can, shall or may have, against Scott and its affiliates, officers, directors, shareholders, distributors and customers under the Former Agreement or by reason of Scott's development, manufacture and sale of products to Escalon or any other person, or for infringement of any patents owned by, or licensed or assigned to, Escalon or any of its affiliates (filed in the United States or elsewhere) for, or relating to,
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ophthalmic gases, whether a Claim arises or arose out of any agreement, oral or written, a course of conduct or otherwise. Escalon covenants and agrees that it will forever refrain from, directly or indirectly, instituting, prosecuting, maintaining or pressing any Claim against Scott or any other person based upon any matter purported to be released hereby.

                         ARTICLE 2 - Supply of Products

2.1 General. Scott shall use commercially reasonable efforts to supply the Products to Escalon in accordance with Escalon's written purchase orders and the terms and conditions of this Agreement.

2.2 Estimated Purchases. Escalon will provide Scott at the beginning of each month with a rolling twelve (12) month forecast of its requirements for the Products, such forecasts to be considered good-faith estimates only, for planning purposes, and not to be considered as guarantees of the volumes or timing of such requirements; provided that the first three (3) months of such rolling forecast shall constitute a firm commitment unless modified by the parties by subsequent written agreement.

2.3 Exclusivity of Supplier. Scott shall be considered Escalon's exclusive supplier of the Products and Escalon agrees to purchase all of its requirements for the Products from Scott. If Scott is unable to meet the required demand for the Products for four consecutive calendar months, then Escalon will not be required to purchase all of its requirements for the Products from Scott and may purchase from an additional supplier the amount of Products not available from Scott. Escalon will resume purchasing all of its requirements of the Products once Scott has demonstrated that it once again has the ability to supply Escalon with the amount of the Products needed.

2.4 Specifications. All the Products that Scott supplies shall meet or exceed the relevant specifications set forth in Exhibit A (the "Specifications").

2.5 Manufacturing. All the Products that Scott supplies shall be manufactured in compliance with or pursuant to: (a) all applicable CGMP procedures; (b) all other applicable FDA regulations or requirements; (c) all other applicable federal, state, and local laws and regulations; and (e) all required FDA and other regulatory validations, permits, registrations, licenses, and approvals.

2.6 Manufacture of Finished Products by Escalon. Upon receipt of the Products from Scott, Escalon shall integrate the Products into finished products as components thereof. Escalon shall package and label the finished products in a manner mutually agreeable to the parties and in conformity with applicable law and governmental approvals.

2.6 Modifications to Products. From time to time Scott may modify, alter or improve the Products listed in Exhibit A in whole or in part. Any such modification, alteration or improvement of the Products shall only occur with the prior written consent of Escalon, except that Escalon's consent shall not be required if Scott determines that the modification, alteration or improvement is necessary in order to correct a defect in a Product or enhance the safety of a Product, or if the modification, alteration or improvement is required by any law or regulation or is in conformity with any administrative or regulatory order or standard. In the event Escalon fails to respond within 30 days of receipt of notice of a proposed modification, alteration or improvement,

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       the modification, alteration or improvement shall be deemed approved by
       Escalon. The term "Products" shall be deemed to include the modified, altered or improved Products.

2.8 Price. The prices for all Products shall be as set forth in Exhibit B attached hereto and made a part hereof. Such prices shall remain firm for one year after the signing of the Agreement. Thereafter, these prices shall be subject to adjustment at the discretion of Scott.

2.9 Escalon Purchase Orders. A specific commitment to purchase the Products will be established by Escalon's issuance of a purchase order against this Agreement. All Escalon purchase orders shall be deemed to incorporate the pricing, delivery, Specification, and other terms and conditions contained in this Agreement. None of the terms and conditions set forth on any purchase or order form, invoice or like document shall change or modify the provisions of this Agreement, unless mutually agreed to by the parties in writing. Each purchase order shall be considered firm, and shall not be subject to change or cancellation without Scott's written consent and will be subject to Scott's normal cancellation fees. A purchase order shall be deemed to have been issued on the date that it bears if it is received by Scott no later than the fourth business day following that date; if it is received later than the fourth business day, it shall be considered to have been issued when received by Scott.

2.10 Payment. Escalon's payment for all orders of the Products shall be due net 30 days after shipment from Scott.

2.11 Interest. Interest shall accrue on any delinquent amounts owed by Escalon for Products at the lesser of 10% per year, or the maximum rate permitted by applicable law.

2.12 Shipment. Scott shall ship each order of the Products to the destination specified in Escalon's purchase order. All shipments will be F.O.B. Plumsteadville, PA. Escalon may specify in its purchase order the common carrier to be used. If Escalon fails to specify a qualified common carrier, Scott shall select the common carrier.

2.13 Risk of Loss. Title and all risk of loss of or damage to the Products (other than loss or damage resulting from the acts or omissions of Scott, including without limitation acts or omissions in packing the Products) will pass to Escalon, or to such financing institution or other party or parties as may have been designated to Scott by Escalon, upon delivery by Scott to a mutually agreed upon carrier in accordance with Section 2.9.

2.14 Partial Delivery. With Escalon's prior written consent, Scott may make partial shipment of Escalon's orders, to be separately invoiced and paid for when due.

2.15 Delivery Schedule; Delays. Scott will use commercially reasonable efforts to meet Escalon's requested delivery schedules for the Products, but Scott reserves the right to refuse, cancel or delay shipment to Escalon when Escalon is delinquent in payments to Scott, or when Escalon has failed to perform its obligations under this Agreement or any other Agreement between Escalon and Scott. Reasonable delay in delivery of any order shall not relieve Escalon of its obligation to accept the delivery. Should orders for Products exceed Scott's available inventory, Scott will allocate its available inventory among its customers on a pro rata basis based upon orders for the preceding six months. In any event, Scott shall not be liable for indirect, consequential, or special damages to

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     Escalon for failure to deliver or for any delay or error in delivery of
     Products for any reason whatsoever.

2.16 Sales and Use Tax. Escalon shall pay any and all applicable sales or use taxes or any other assessment levied upon the sale, transportation, delivery, use or consumption of the Products or upon the cylinders in connection with any order of the Products.

2.17 Certificate of Analysis. Scott shall provide a certificate of compliance for each lot produced for each item of the Products indicating that the material has been produced and tested in accordance with the Specifications. Scott agrees to provide Escalon (upon request) final acceptance and in-process test data to indicate that the process used to produce the Products is under control for each lot/batch supplied.

2.18 Acceptance of the Products by Escalon. Escalon shall perform and complete its receiving and quality assurance tests and inspections for units of the Products shipped to Escalon under this Agreement by no later than 30 days after its receipt of such units of the Products from time to time, and shall be conclusively deemed to have accepted such units of the Products unless it gives written notice of rejection of any such units to Scott within such 30 day period and returns the rejected units to Scott within 30 days after receiving a written return authorization from Scott. Scott shall not unreasonably withhold its return authorization and will be deemed to have authorized the return of rejected units if it fails to deny such return authorization within ten days of receiving Escalon's notice of rejection. All shipping charges on authorized returns shall be borne by Scott. Escalon acknowledges that the Specification for the Products is as set forth in Exhibit A to this Agreement. Escalon's acceptance of the Products shall in no way relieve Scott of its obligations and/or warranties hereunder.

2.19 Remedies for Failure to Comply with Specification. Should any failure of a Product to conform with the Specification appear within the Product Warranty Period (as discovered by Escalon) as a result of the testing outlined in Section 2.18, and if Escalon gives written notice of such failure to Scott within 30 days following discovery of the failure, Scott shall replace the nonconforming Product or refund the purchase price thereof within 90 days after Escalon's notice to Scott. The foregoing shall constitute Escalon's sole remedy with respect to the non-conforming Products.

                         ARTICLE 3 -- Escalon's Duties

3.1 No Additional Warranties. Escalon agrees that it will not make any representations, guarantees or warranties (whether written or oral) regarding the efficacy or any other characteristics of the Products on Scott's behalf other than as contained in written promotional literature prepared by Scott, or as required by any governmental law, regulation or agency.

3.2 Claims. Escalon will provide Scott with copies of all product liability claims and complaint letters relating to the Products within 72 hours of claim. Scott agrees to promptly notify Escalon of any laws, regulations, decrees, orders or judgments of courts, tribunals or government agencies, of which Scott is aware, that require any of the Products sold or distributed by Escalon to be recalled. If the Products are required by any government agency to be recalled, Escalon shall be responsible for properly effecting the



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    recall. The party causing the problem resulting in a recall, decree, order or judgment of a court, tribunal or agency shall bear the expense related thereto. If both parties contributed to the problem resulting in a recall, decree, order or judgment of a court, tribunal or agency, the expenses thereof shall be split in proportion to each party's relative responsibility. The party liable for the cost of a recall shall retain all of the Product so recalled. To the extent that the costs of a recall are shared, each party shall be entitled to its pro rata share of the recalled Products.

3.3 FDA INSPECTION. Escalon will permit the FDA and corresponding drug regulatory agencies of foreign jurisdictions to inspect its manufacturing facility for finished products in accordance with applicable laws and regulations. Escalon will provide Scott with a copy of all FDA correspondence relating to finished products which is reasonably necessary to Scott's performance hereunder or which could adversely affect Scott.

3.4 SCOTT ACCESS. On reasonable prior notice to Escalon, Escalon will permit a representative employed by Scott to have reasonable access during business hours to its manufacturing facility solely for the purposes of auditioning Escalon's regulatory compliance and its quality control processes, but the representative will not have access to any of Escalon's Confidential Information (as defined in Section 5.2).

3.5 COMPLIANCE WITH GOVERNMENTAL APPROVALS. Escalon will sell and distribute the Products only as a component of finished products and only in the United States of America and in such other countries, nations, territories or other political subdivisions for which it has received all required Governmental Approvals at Escalon's expense and will do so only in accordance with those Governmental Approvals and all applicable laws, rules and regulations. "Governmental Approval" as used herein shall mean governmental or other licenses, consents or approvals necessary for the resale and distribution of finished products by Escalon in any country, nation, territory or other political subdivision in which Escalon markets or sells the Products.

3.6 QUALITY CONTROL. From time to time, Escalon will notify Scott in writing of any problems or concerns that arise out of its quality control and regulatory compliance inspections. Escalon will also notify Scott in writing of any material quality control problems of which Escalon has knowledge. Upon receipt of notice under this Section 3.6, Scott shall use commercially reasonable efforts to endeavor to remedy the problem and shall, within 30 days after receipt of notice, and monthly thereafter for so long as the problem continues, provide Escalon a written report of the status of the problem and the measures that have been taken to correct it.

3.7 INSURANCE. Escalon shall obtain and maintain comprehensive or commercial general liability insurance coverage including products and completed operations coverage, blanket contractual coverage and broad form commercial general liability coverages affording a minimum limit of liability of $1,000,000 combined single limit for bodily injury/property damage per occurrence and a minimum limit of liability of $5,000,000 in the aggregate. Such policy of insurance shall name Scott as an additional insured thereunder and shall provide Scott with 30 days' prior written notice in the event of policy cancellation or a material change in its terms or provisions. Escalon will, concurrently or within ten days of its execution of this Agreement, deliver a certificate evidencing such insurance to Scott.







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3.8  Continuous Compliance by Escalon. Each finished product sold by Escalon shall not be adulterated or misbranded and shall not be an article that may not be introduced into interstate commerce pursuant to applicable law. With respect to labeling, promotional material, packaging, or other representations, Escalon shall indemnify Scott for any liability arising from (i) errors in translation performed by Escalon or (ii) Escalon's failure to comply with applicable law.

                          ARTICLE 4 -- Scott's Duties

4.1 Documentation Transfer. Scott hereby agrees to provide the necessary documentation that will allow Escalon to inspect and distribute the Products covered by this Agreement ("Documentation"). For purposes of this
     Section 4.1, Documentation includes, but is not limited to CAD engineering drawings detailing the contents and labeling of the Products.


4.2 Escalon Reports. Unless required by applicable law, Scott will not directly or indirectly through any third party deliver any report, study or other similar documentation received from Escalon pursuant to Article 3 to any governmental agency or body in connection with any governmental or other licenses, consents or approvals necessary for the resale and distribution of the Products and/or finished products without Escalon's prior written consent.

4.3 FDA Inspection. Scott will permit the FDA and corresponding drug regulatory agencies of foreign jurisdictions to inspect its manufacturing facility for the Products in accordance with applicable laws and regulations. Scott will provide Escalon with a copy of all FDA correspondence relating to the Products which is reasonably necessary to Escalon's performance hereunder or which could adversely affect Escalon.

4.4 Insurance. Scott shall obtain and maintain comprehensive or commercial general liability insurance coverage including products and completed operations coverage, blanket contractual coverage and broad form commercial general liability coverages affording a minimum limit of liability of $1,000,000 combined single limit for bodily injury/property damage per occurrence and a minimum limit of liability of $5,000,000 in the aggregate. Such policy of insurance shall name Escalon as an additional insured thereunder and shall provide Escalon with 30 days prior written notice in the event of policy cancellation or a material change in its terms or provisions. Scott will deliver a certificate evidencing such insurance to Escalon within ten days of execution of the Agreement.


                          ARTICLE 5 --Confidentiality

5.1 Obligations of the Parties. Each party acknowledges that this Agreement requires the disclosure to it by the other party of Confidential Information. Each party (the "Receiving Party") shall regard and preserve Confidential Information that it obtains from the other party (the "Disclosing Party") as secret and confidential. During the term of this Agreement and for a period of ten years thereafter, no Receiving Party shall publish or disclose any Confidential Information in any manner without the Disclosing Party's prior written consent. The Receiving Party shall use the same level of care to prevent the disclosure of Confidential Information that it exercises in protecting its own Confidential Information, and shall in any event take all reasonable precautions to prevent the disclosure of Confidential Information to third parties. Notwithstanding these restrictions,


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     a Receiving Party may disclose Confidential Information to the FDA, to persons conducting preclinical or clinical trials of any Product, and to such other persons (such as consultants) as may be necessary to the performance of this Agreement, upon securing from those persons (except the FDA) executed confidentiality agreements in the form customarily employed by the Receiving Party when required to disclose its own confidential information.

5.2 Confidential Information. "Confidential Information" means information in the possession of a party that is not generally known and that gives that party a competitive advantage over third parties, including but not limited to techniques, designs, drawings, data, processes, inventions, concepts, substances, specifications, developments, equipment, protocols, sales and customer information, trade secrets, and business and financial information relating to the research, products, practices, and businesses of that party.

5.3  Exceptions. The following shall not be considered Confidential Information:

     (a.) Information that is public knowledge or that becomes public knowledge through no fault of the Receiving Party.

     (b.) Information that is lawfully obtained by the Receiving Party from a third party (that to the knowledge of the Receiving Party itself lawfully obtained the Confidential Information and has no obligation of confidentiality.)

     (c.) Information that is in the Receiving Party's lawful possession, as documented by its records, prior to its initial disclosure by the Disclosing Party. This exception shall not apply to release either party from the terms of any confidentiality agreement it entered into prior to the Effective Date.

     (d.) Information that is independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party.

                       ARTICLE 6 -- Terms and Termination

6.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of five years from that date (the
     "Initial Term") unless terminated in accordance with the provisions hereof. Upon expiration of the Initial Term, the Agreement shall automatically renew on the relevant anniversary date for successive one year terms unless either Party, upon not less than 90 days written notice to the other Party prior to expiration of the term then in effect, signifies its intention to permit the Agreement to expire, whereupon the Agreement shall end upon the expiration of such term.

6.2 Termination. This Agreement may be terminated earlier than Section 6.1 provides under the following circumstances:

     (a.) Insolvency. This Agreement may be terminated by either party by notice to the other in the event such other party shall dissolve, cease active business operations or liquidate, or in the event such other party shall have been determined to be insolvent by a court of competent jurisdiction, or insolvency or reorganization


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               proceedings shall have been commenced by such other party, or such proceedings shall have been brought against such other party and remained undismissed for a period of 60 days, or such other party shall have made a general assignment for the benefit of creditors, or a receiver of all or substantially all of such other party's assets shall have been appointed and not discharged within 60 days.

          (b.) Party's Default. This Agreement may be terminated by either party if the other materially breaches any provision of this Agreement, except that this Agreement shall not be deemed breached by a party unless (i) the claiming party has given the breaching party written notice specifying the respects in which the claiming party claims the Agreement has been breached (the "Notice of Breach"); (ii) the breaching party fails to remedy such breach, or fails to provide information to the claiming party sufficient to show that it has not breached this Agreement, within 60 days following the receipt of the Notice of Breach; and
               (iii) no later than 30 days following the expiration of said 60-day period, the claiming party has served final written notice of termination. If this Agreement is terminated by Scott due to a material breach of this Agreement by Escalon, Escalon shall, within 30 days after the termination, pay to Scott (i) all of Scott's costs associated with the purchase of raw materials for the purpose of manufacturing the Products; (ii) all of Scott's costs associated with work in process relating to the Products; and (iii) the price for all finished Products, as set forth in Exhibit B. All raw materials, work in process and finished Products for which Escalon pays pursuant to the preceding sentence shall, at the request of Escalon, be shipped by Scott to Escalon at Escalon's expense.

     6.3 No Damages On Termination. Both parties have considered the expenditures necessary in preparing for performance of Agreement and the possible losses and damages incident to each in the event of termination. Each party understands that the other party may terminate this Agreement and the distributorship created hereunder as provided in Section 6.2 or permit this Agreement to expire without extension or renewal. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS AND GOODWILL, IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR TERMINATION (WHETHER OR NOT IN ACCORDANCE WITH ITS TERMS), WHETHER OR NOT THE OTHER PARTY'S CLAIM ARISES IN TORT, CONTRACT OR OTHERWISE.

                            ARTICLE 7 -- WARRANTIES

     7.1 Product Warranty. Scott warrants that the Products as delivered to Escalon hereunder, shall conform to the Specifications, shall comply with all applicable FDA requirements, and shall be free from manufacturing and workmanship defects under normal care and use for their intended purpose. The warranty for defects in material and workmanship shall extend for a period of three years after delivery of the Product to Escalon ("Product Warranty Period"); except that in the case of the Product's failure to comply with the Specifications, the Product Warranty Period (and Scott's obligations in respect thereof) shall be extended to be consistent with the Specifications. THE WARRANTIES SET FORTH IN THIS SECTION 7.1 ARE IN LIEU OF ALL OTHER WARRANTIES.

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     EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF
     MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.2 Intellectual Property Indemnity. Escalon shall indemnify and hold harmless Scott and its affiliates, officers, directors, employees and shareholders against and from all claims, demands, suits, costs (including reasonable attorneys' fees and costs of investigation) and actions in each case with respect to claims that the manufacture, sale and/or use of the Product by Escalon or its affiliates infringes any intellectual property right of a third party.

7.3 Indemnification Against Product Liability. Escalon shall indemnify and hold harmless Scott and its affiliates, officers, directors, employees and shareholders against and from all claims, demands, suits, costs (including reasonable attorneys' fees), and actions in each case with respect to damages to property or injuries to persons that may be sustained by any third party and that are asserted against such an indemnified party on the basis of a defect in the manufacture or supply of the Products or any other products manufactured or sold by Escalon or its affiliates.

7.4  Continuing Obligations. The obligations of the parties set forth in this
     Article 7 shall continue notwithstanding the termination of this Agreement.

7.5 Limitation of Liability. NEITHER PARTY SHALL IN ANY EVENT HAVE OBLIGATIONS OR LIABILITIES TO THE OTHER PARTY FOR LOSS OF PROFITS, LOSS OF USE OR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER THEORY OR FORM OF ACTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, SALE, DELIVERY, USE, REPAIR OR PERFORMANCE OF THE PRODUCTS, OR ANY FAILURE OR DELAY IN CONNECTION WITH ANY OF THE FOREGOING OR FOR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, SCOTT SHALL NOT BE LIABLE TO ESCALON FOR PERSONAL INJURY OR PROPERTY DAMAGE, EXCEPT FOR BODILY INJURY, DEATH OR TANGIBLE PROPERTY DAMAGE CAUSED BY THE NEGLIGENCE OF SCOTT OR ANY OF SCOTT'S EMPLOYEES. IN NO EVENT SHALL THE LIABILITY OF SCOTT TO ESCALON ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000) IN THE AGGREGATE FOR ALL CLAIMS UNDER THIS AGREEMENT.

                         ARTICLE 8 - GENERAL PROVISIONS

8.1 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement without such consent to a wholly-owned subsidiary, and Scott may assign this Agreement to a transferee of substantially all of the assets of its business unit dedicated to the Products. Nothing in this Section
8.1 shall preclude Scott from subcontracting all or any portion of the manufacturing of the Products.

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     8.2  Notice. Any notices permitted or required to be given hereunder shall be effective if they are delivered personally, by certified mail (return receipt requested), by overnight air courier (with return receipt), or by facsimile machine (with proof of transmission) and delivered:

          in the case of Escalon, to:
               President/CEO
               Escalon Ophthalmic, Inc.
               351 East Conestoga Road
               Wayne, PA 19087

          and in the case of Scott, to:
               Vice President/General Manager
               Scott Medical Products, Inc.
               6141 Easton Road, Building 3
               P.O. Box 310
               Plumsteadville, Pennsylvania 18949-0310
               215-766-7250 Facsimile

          Notices may be sent to any changed address of any of the above of which the sender has actual knowledge.

     8.3 Integration. This Agreement represents the entire agreement of the parties with respect to its subject matter, and supersedes any and all prior agreements, understandings, promises, and representations by any party to any other respecting its subject matter, including, but not limited to, the Former Agreement.

     8.4 No Brokers. No party to this Agreement employed any broker or agent in connection with this transaction or its subject matter.

     8.5 Captions; Exhibits. All captions contained in this Agreement are inserted for convenience or reference only shall not be deemed a part of this Agreement. The Exhibits are incorporated into and deemed a part of this Agreement.

     8.6 Severability. If any provision of this Agreement is held unenforceable, the provision shall be regarded as severable from this Agreement and the remaining provisions shall remain in full force and effect.

     8.7 Status of the Parties. Escalon and Scott shall not be deemed to be partners, joint ventures or one another's agents, and neither shall have the right to act on behalf of the other except as expressly provided herein or otherwise expressly agreed in writing.

     8.8 Waiver. The failure or neglect of Escalon or Scott to enforce the terms and conditions of this Agreement shall not be deemed a waiver thereof nor shall it be deemed a condonation of any breach. Such failure or neglect shall not be deemed a waiver or condonation of any later breach. All remedies under this Agreement are cumulative and are not exclusive of other remedies.


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     8.9  Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for the payment of any sums owing hereunder, when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to such causes attributable to fire, floods, earthquakes, shortages, failure or delays of energy, materials, supplies or equipment, breakdowns in machinery or equipment, embargoes, wars, acts of war (whether war be declared or not), insurrection, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

     8.10 Amendment. This Agreement may only be amended by a writing signed by the parties hereto and expressly designated as an amendment to this Agreement.

     8.11 Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their subsidiaries, divisions, business units, successors and permitted assigns.

     8.12 Affiliate. Affiliate means, in the case of each party, any corporation, company, partnership, joint venture and/or firm that is directly or indirectly controlled by that party, or that controls or is under common control with that party. For purposes of this Section 8.12, control means (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity.

     8.13 Choice of Law. This Agreement shall be construed in accordance with the substantive laws of Pennsylvania, without giving effect to the choice of law provisions applicable in that or any other jurisdiction.

     8.14 Alternative Dispute Resolution. Disputes under this Agreement will be resolved as follows:

          (a.) If a dispute arises under this Agreement which cannot be resolved by the personnel directly involved, either party may invoke this dispute resolution procedure by giving written notice to the other designating a senior executive officer of such party or its affiliate with appropriate authority to be its representative in negotiations relating to the dispute.

          (b.) Upon receipt of the notice, the other party shall, within five business days, designate a senior executive officer of such party or its affiliate with similar authority to be its representative.

          (c.) Within 14 business days of the designation of both executives, the designated executives shall enter into good-faith negotiations concerning the dispute.

          (d.) If an agreement cannot be reached within one month after the commencement of negotiations, either party may commence litigation to resolve the dispute in question.

     8.15 Counterparts. This Agreement may be executed in counterparts, to be evidenced by the simultaneous (within physical limits) exchange of signature pages (telefaxed if necessary)
and confirmatory cover letters, and the counterparts together shall be regarded as a single instrument binding on the parties.

WHEREFORE, the parties have executed this Agreement as of the date of the latest signature below.

ESCALON OPTHAMALIC, INC.                SCOTT MEDICAL PRODUCTS, INC.

By: /s/ Ronald L. Hueneke               By: /s/ Thomas W. Barford
    -------------------------               -----------------------------------
Its: President COO                      Its: Vice President and General Manager
     -------------------------               ----------------------------------
Date: 10-12-00                          Date: 10-13-00
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